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                                                                   EXHIBIT 10.26

                                  STAPLES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Staples, Inc. (the "Company") heretofore adopted the Staples, Inc. Supplemental Executive Retirement Plan (the "Plan"); and


WHEREAS, the Company reserved the right to amend the Plan; and


WHEREAS, the Company heretofore amended the Plan from time to time and desires to further amend the Plan;

NOW, THEREFORE, the Plan is amended and restated to read in its entirety as follows, effective, except as otherwise provided, as of October 1, 2004:

SECTION 1. PURPOSE OF PLAN

The purpose of the Plan is to permit certain executives of the Company to elect to defer receipt of a portion of their annual compensation in supplement to their pre-tax contributions made to the Staples, Inc. Employees' 401(k) Savings Plan (the "401(k) Plan").

The Plan is intended to qualify as an unfunded, deferred compensation plan for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any employee, shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Rather, any employee participating in the Plan shall have the status of a general unsecured creditor of the Company. It is the intention of the parties hereunder that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company shall be the sole owner and beneficiary of any account provided for hereinbelow and any property used to measure such account shall remain the sole and exclusive property of the Company.

SECTION 2. ELIGIBLE EMPLOYEES

The employees eligible to participate in the Plan shall be those individuals who qualify under the criteria set forth on Schedule A and who have both reached age twenty-one (21) and completed "six (6) Months of Service" (as defined, for purposes of eligibility to participate, under the 401(k) Plan, the terms of which are incorporated herein by this reference).

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SECTION 3. ACCOUNTS

The Company shall establish and maintain on its books with respect to each employee participating in the Plan (a "Participant") a separate account which shall record (a) amounts of income deferred by the Participant under the Plan pursuant to the Participant's election, (b) any Company contributions made on his behalf pursuant to Section 7, and (c) the allocation of investment experience. In addition, each Participant may elect to establish separate "in-service" withdrawal accounts to which shall be credited such portion of his deferrals (plus the allocation of such investment experience) as the Participant may designate. A separate in-service withdrawal account may be established for each calendar year of participation under the Plan.

SECTION 4. ELECTION TO DEFER COMPENSATION

An eligible employee may begin participating in the Plan, as of the first day of the calendar quarter (October 1, January 1, April 1 or July 1, the "entry date") coinciding with or next following the date on which the eligibility requirements (set forth under Section 2) are first satisfied, by making a deferral election during the thirty day period immediately preceding such entry date. In this regard, an eligible employee may elect to defer one percent (1%) to one hundred percent (100%) of his "Compensation" (as hereinafter defined), less any required payroll deductions, for the balance of the calendar year ("Plan Year"). Any election so made shall be binding for each following Plan Year, provided that it may be revised or revoked on or before December 31 for any subsequent Plan Year, or such earlier date as the Committee shall elect. However, subject to the consent of the "Committee" (as defined in Section 14), during a Plan Year, a Participant may elect to cease his deferral election for the balance of the Plan Year in the event of a "qualified change" in the Participant's status. Any such cessation shall also apply for any following Plan Year, unless revised on or before December 31 of the immediately preceding Plan Year (or such other date as specified by the "Committee" (as defined under Section 14)). For this purpose, a "qualified change" shall include, without limitation, the following:

     (i)    the death of the Participant's spouse;

     (ii)   the Participant's spouse losing employment;

     (iii)  the Participant's divorce, legal separation or remarriage;

     (iv) an unexpected hardship due to financial circumstances beyond the Participant's control;

     (v) a change in the Participant's employment status or position as a result of the change of equity or voting control of the Company, a merger, consolidation, reorganization, acquisition of or divestiture by the Company or its shareholders, or such other capital or structural change of the Company resulting in the promotion, demotion, material change in duties of or position of the Participant; or

     (vi)   birth or adoption of the Participant's child.

An otherwise eligible employee who fails to begin participating in the Plan as of the first possible entry date may not begin participating until the first day of any following calendar year.

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Notwithstanding anything to the contrary herein contained, employees eligible to participate in the Plan as of August 31, 2004 may elect to revise or revoke their current deferral elections prior to October 1, 2004, to be effective for the period October 1, 2004 to December 31, 2004, and thereafter unless revised or revoked in accordance with the preceding provisions of this Section 4.

SECTION 5. COMPENSATION

Compensation shall mean the annual compensation paid to a Participant in cash by the Company for the calendar year, including base pay, other regular earnings, overtime, shift differentials, commissions any amounts deferred under a salary reduction agreement pursuant to the 401(k) Plan or under a "cafeteria plan" (within the meaning of Section 125 of the Internal Revenue Code of 1986, as amended (the "Code")) maintained by the Company, and, beginning October 1, 2004, cash bonuses, but exclusive of expense reimbursements, awards, any moving expenses paid by the Company, car allowance, taxable fringe benefits, group term life insurance over $50,000, expatriate compensation, exercised stock options and short and long-term disability paid by a third party.

SECTION 6. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made in the manner as the Committee shall from time to time prescribe.

SECTION 7.  COMPANY CONTRIBUTIONS

Each year, the Company shall contribute to the Plan on behalf of each Participant, a matching contribution equal to a percentage of the Participant's Compensation deferred under the Plan.

For the period January 1, 2004 to June 30, 2004, the matching contribution made on behalf of an eligible Participant shall be an amount equal to the difference between (a) twenty-five percent (25%) of the first six percent (6%) of the Participant's Compensation deferred under both this Plan and the 401(k) Plan for such period and (b) the Company matching contribution made on his behalf under the 401(k) Plan for such period. In addition, for the period January 1, 2004 to June 30, 2004, an additional matching contribution may be made on behalf of any Participant who is employed by the Company on December 31, 2004 and who completed at least 1,000 hours of service during the 2004 Plan Year. These requirements will be waived, however, if a Participant separated from service during the Plan Year due to death, "disability" (as defined under the 401(k)
Plan) or "retirement" (as defined under the 401(k) Plan). The rate for this additional matching contribution will be determined by the Board of Directors.

For the period July 1, 2004 to September 30, 2004, the matching contribution made on behalf of an eligible Participant shall be an amount equal to the difference between (a) fifty percent (50%) of the first six percent (6%) of the Participant's Compensation deferred under both this Plan and the 401(k) Plan for such period and (b) the Company matching contribution made on his behalf under the 401(k) Plan.

For the period October 1, 2004 to December 31, 2004, and for any following Plan Year, the matching contribution made on behalf of an eligible Participant shall be an amount equal to one hundred percent

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(100%) of the first four percent (4%) of the Participant's Compensation
(excluding any bonuses) deferred under the Plan for the applicable period, and with respect to any bonuses deferred under the Plan for the applicable period, a matching contribution in an amount equal to one hundred percent (100%) of the first four percent (4%) of any such bonus so deferred.

The Company reserves the right to make a supplemental matching contribution for any Participant at the end of the year to ensure the full matching contribution is received.

In addition to the matching contributions described above, for any Plan Year, the Company may elect to allocate an additional discretionary contribution to the account of each Participant, or any group of Participants, as selected by the Company's Board of Directors, in any amount and manner as determined by the Company's Board of Directors.

SECTION 8. INVESTMENT OF ACCOUNTS

The Committee, in its discretion, may from time to time designate one or more investment media in which the portion of a Participant's account representing his deferrals shall be hypothetically invested. The Committee will provide the Participant the opportunity to determine how such portion of the Participant's account will be deemed to be hypothetically invested from among the available investment options, and may permit changes in those investment directions at whatever frequency it deems appropriate and within whatever limitations are applicable to any investment option. If a Participant makes an investment selection, the Committee may follow such investment selection but shall not be legally bound to do so.

If the Company has invested in insurance contracts, the rate of interest credited on Company contributions will be 5.7% for the period October 1 through December 31, 2004. Beginning January 1, 2005, such rate of interest for each calendar year will be the insurer's declared crediting rate on such insurance policies, as of December 1 of the preceding year, plus 125 basis points, with the rate being rounded to the nearest one tenth of a percent; or if the Company has not invested in such insurance contracts, then the interest rate credited to Participants' accounts shall be the interest rate earned by the Company on invested funds.

The portion of Participant's account representing the Company matching contribution made prior to October 1, 2004, shall continue to be credited with gains and losses as if it had been invested in Company stock and a Participant shall continue to have such deemed investment diversification rights as existed prior to such date.

SECTION 9. VESTED STATUS OF A PARTICIPANT'S ACCOUNT

If a Participant terminates employment with the Company for any reason on or after his Normal Retirement Age (within the meaning of Section 1.17 of the 401(k) Plan) or prior to that date as a result of the Participant's "permanent and total disability", or as a result of the Participant's death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant's account. For this purpose, "permanent and total disability" shall mean a physical or mental condition which has existed for a period of at least six (6) months and which entitles one to benefits under the Company's Long-Term Disability Plan or under the Social Security Act.

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If a Participant terminates employment for any other reason other than Normal
Retirement, death, or disability, such Participant shall be entitled to receive the vested value of his account. For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his account derived from any Compensation deferred pursuant to Section 4. However, with respect to any Company matching contributions made on the Participant's behalf pursuant to
Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his account as follows:

                       YEARS OF SERVICE              VESTED PERCENTAGE
                -------------------------------     --------------------
                LESS THAN 1 YEAR                              0%

                1 YEAR BUT LESS THAN 2 YEARS                 20%

                2 YEARS BUT LESS THAN 3 YEARS                40%

                3 YEARS BUT LESS THAN 4 YEARS                60%

                4 YEARS BUT LESS THAN 5 YEARS                80%

                5 YEARS OR MORE                             100%

For this purpose, an employee shall be credited with Year(s) of Service in accordance with the terms of the 401(k) Plan as then in effect (as it pertains to vesting purposes).

With respect to any additional discretionary contributions made on the Participant's behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his account in accordance with the vesting schedule established by the Committee at the time such additional discretionary contribution is made by the Company.

The nonvested portion of a Participant's account, as determined above, shall be forfeited as of the Participant's termination of employment. If any contributions have been made to a trust with respect to such account, the undistributed portion shall remain in such trust and be used to fund future contributions by the Company.

SECTION 10. PAYMENT OF A PARTICIPANT'S ACCOUNT

Upon termination of employment, the fair market value of a Participant's account (or the vested portion thereof, as the case may be) shall be distributed to the Participant in a lump-sum cash payment, with distribution being made within thirty (30) days following the Participant's retirement, or other termination of employment with the Company and any "affiliate" thereof (within the meaning of Sections 414(b), (c) and (m) of the Code), or as soon as administratively possible thereafter.

In addition, any Participant who on or before December 31, 2003 elected annual cash installments over a period not exceeding five (5) years, shall retain the right to have his account distributed in the manner so elected.

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However, at any time prior to twelve (12) months before distribution of the
Participant's vested account (excluding any in-service withdrawal account) is to be made hereunder, the Participant may elect to extend the method of payment through the retirement installment option. Such option, which shall apply only if the Participant terminates employment after having both attained age fifty-five and completed five (5) Years of Service (as measured from date of hire and each anniversary date, without regard to hours), shall provide for the distribution of the Participant's vested account in annual cash installments over a period not exceeding fifteen (15) years. If the Participant has elected to receive a distribution under the retirement installment option and upon separation from service has not met the requirements under this option, then the Participant's account will be paid in a lump sum payment.

Where distribution is to be made in annual installments, the first annual installment shall be made within thirty (30) days following the Participant's retirement or other termination of employment with the Company and any "affiliate" thereof, or as soon as administratively possible thereafter. Each subsequent annual installment shall be made on the twelve (12)-month anniversary of that date. Each installment shall be made proportionately from the mutual funds in which the Participant's vested account is invested as of the date of distribution.

Notwithstanding the foregoing, any "in-service" withdrawal account(s) established for a Participant under Section 3 shall be distributed (subject to ordinary income tax withholding), in a lump-sum cash payment as previously determined, as of the earlier of (i) the date designated by the Participant as part of his annual deferral election with respect to which the in-service withdrawal account was created in the Plan, which date may not be earlier than five years following the year of the deferral election or (ii) the date of the Participant's retirement or other termination of employment with the Company and any "affiliate" thereof. In addition, a Participant may elect to extend the in-service withdrawal date for a period which is at least an additional 5 years. Such election must be made at least 12 months prior to the original date of distribution.

SECTION 11. DEATH BENEFIT

In the event of the death of a Participant while in the employ of the Company or any "affiliate" thereof, vesting in the Participant's account shall be one hundred percent (100%), if not otherwise one hundred percent (100%) vested under
Section 9, with the fair market value of the Participant's account being distributed to the Participant's beneficiary in a lump-sum cash payment within thirty (30) days following the death of the Participant, subject to ordinary income tax withholding, or as soon as administratively possible thereafter.

In the event of the death of a Participant after termination of employment, but prior to the complete distribution of his vested account under the Plan, the undistributed vested balance of the Participant's account shall be distributed to the Participant's beneficiary in a lump-sum payment within thirty (30) days following the death of the Participant, or as soon as administratively possible thereafter.

SECTION 12. BENEFICIARY DESIGNATION

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A Participant's beneficiary hereunder shall be the same person or persons designated by the Participant under the 401(k) Plan unless a separate beneficiary designation has been established under the Plan. If a Participant desires to make a separate beneficiary designation election hereunder, and if the Participant is married, such Participant shall generally not be entitled to designate a beneficiary other than his spouse, unless the Participant's spouse has signed a written consent witnessed by a Plan representative or a notary public; provided, however, that such spousal consent requirement shall not apply if the Participant is able to establish to the satisfaction of the "Committee" (as defined under Section 14) that the Participant does not reside in a community property state.

In the absence of any such designation, or if no designated beneficiary survives the Participant, any amounts payable following the Participant's death shall be paid to the Participant's surviving spouse, or if none, to the Participant's surviving issue, or if none, to the Participant's estate.

SECTION 13. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

In the event of an "unforeseeable emergency", a Participant may, by filing a written election with the Committee, elect to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant's vested account or (ii) the amount necessary to satisfy the unforeseeable emergency, subject to ordinary income tax withholding. For purposes hereof, an "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, or loss of the Participant's property due to casualty. The circumstances that will constitute an unforeseeable emergency shall depend upon the facts of each case, but, in any case, cash payment may not be made to the extent that such emergency is or may be relieved:

     (i)    through reimbursement or compensation by insurance or otherwise;

     (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

     (iii)  by cessation of deferrals under the Plan.

SECTION 14.  ADMINISTRATION

The Committee on Employee Benefit Plans, as constituted pursuant to the terms of the 401(k) Plan (the "Committee") shall have the general authority to control and manage the operation and administration of the Plan. In connection herewith, the Committee shall also have the following powers and duties: (1) to adopt rules and regulations necessary for the performance of its duties under the Plan; (2) to construe the Plan and to decide all questions arising under the Plan; (3) to act for the Company in connection with any administrative or judicial proceeding affecting the Plan; (4) to employ, subject to the requirements of the financial officers of the Company, persons to render accounting, actuarial, legal, investment or insurance advice and to rely on such advice; (5) to determine the eligibility of Participants to receive benefits and the amount of benefits to which any Participant or beneficiary may be entitled under the Plan and to enforce the claims procedure set forth in Section 15; and
(6) such other responsibilities as are provided for under the terms of this Plan.

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In connection with the administration of the Plan, any two of the Chief
Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President - Human Resources of Staples, Inc., acting jointly, by and on behalf of the Company, are hereby authorized:

(1) to negotiate, fix and vary the terms of, and to execute and deliver, contracts, agreements, indentures, trusts, assignments, concessions, licenses, options, and all other similar instruments;

(2) to appoint trustees and to engage any agents or contractors, including banks, insurance brokers, and attorneys;

(3)   to amend or terminate the Plan;

(4) to otherwise do all acts and things necessary or suitable in connection with the exercise of any of the aforementioned powers;

provided, however, that no such authorization shall extend to any implementation, amendment, approval, or modification of the Plan which is reserved to the Board of Directors or stockholders of Staples, Inc. by the Plan, statute, rule or regulation, including without limitation, rules promulgated under Section 16 of the Securities and Exchange Act of 1934.

SECTION 15. CLAIMS PROCEDURE

(a) APPLICATION FOR BENEFITS. The Committee shall furnish to each Participant information about the benefits to which he or she is entitled under the Plan. The Committee may require any person claiming benefits under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

(b) ACTION ON APPLICATION. Within 90 days after receipt of an application and all necessary documents and information, the Committee shall furnish the claimant with a written notice of its decision. If the Committee denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan's claim review procedure.

      If special circumstances require an extension of time for processing the claim, the Committee shall furnish the claimant written notice of the extension before the end of the initial 90-day period. In no event shall the extension exceed a period of 90 days from the end of the initial period. The notice shall explain the circumstances requiring an extension of time and the date by which the Committee expects to render a decision.

(c) CLAIM REVIEW. The claimant who does not agree with the decision rendered on his application may request that the Committee review the decision. The request must be made within 60 days after the claimant receives the decision, or if the application has neither been approved nor denied within the 90-day period specified in subsection (b), then the request must be made within 60 days after expiration of the 90-day period.

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      Each request for review must be in writing and addressed to the Committee.
      Concurrently with filing the request for review, or within the 60 days request period, the claimant may submit in writing to the Committee a statement of the issues raised by his appeal and supporting arguments and comments.

      During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Committee. However, under no circumstance shall the Company be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential.

      Where the Committee believes that the issues raised by the claimant's appeal may be more efficiently or fairly processed by taking testimony of the claimant or others, it shall set the matter for oral hearing and give the claimant reasonable notice of the time and place. Whether or not an oral hearing is scheduled, the Committee shall proceed promptly to resolve all issues raised by the claimant's appeal and shall render a written decision on the merits, with a statement of the reasons and references to the pertinent supporting provisions of the Plan, within 60 days following receipt of the claimant's request for review.

      If special circumstances require an extension of time, the Committee shall render a decision as soon as possible, but not later than 120 days after receipt of the request for review. If an extension is required, the Committee shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

SECTION 16. SECURING PAYMENT OF PLAN BENEFITS

The Plan shall be operated at all times as an unfunded plan as required under ERISA. However, the Company reserves the right to take reasonable steps to secure the payment of Plan benefits to the greatest extent possible without compromising the unfunded status of the Plan. Those steps may include, but is not limited to, the establishment of an irrevocable nonqualified grantor trust (within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code).

SECTION 17. AMENDMENT

The Company, by resolution of the board of directors, shall have the right to amend, suspend or terminate the Plan at any time; provided, however, that, subject to the provisions of Section 14, any two of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary or Executive Vice President - Human Resources of Staples, Inc., acting jointly, by and on behalf of the Company shall have such right.

SECTION 18. NO LIABILITY

No member of the Board of Directors of the Company or of the Committee, and no officer or employee

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of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, member of the Committee, officer or employee of the Company.

SECTION 19. NO ASSIGNMENT

A Participant's right to the amount credited to his account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant's beneficiary.

SECTION 20. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

SECTION 21. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 22. GOVERNING LAW

This Plan shall be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the Commonwealth of Massachusetts.

                                   ----------

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the first day of October, 2004.


                                  STAPLES, INC.


                                  By:/s/ Susan Hoyt
                                  ------------------
                                  EVP of Human Resources

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